KAIVAL BRANDS ENGAGES QUIKFILLRx TO PROVIDE SALES MANAGEMENT AND MARKETING SERVICES

AND ANNOUNCES TWO ORDERS OF BIDITM STICKS

Melbourne, FL –– (April 1, 2020) –– Kaival Brands Innovations Group, Inc. (OTC PINK: KAVL) (“Kaival Brands,” the “Company,” “we,” or “our”), a company focused on growing and incubating innovative and profitable products into mature, dominant brands, today announced that it has entered into a service agreement (the “Agreement”) with QuikfillRx LLC (“QuikfillRx”), a digital service provider, pursuant to which QuikfillRx agreed to provide certain services and support relating to sales management, website development and design, graphics, content, public communication, social media, management and analytics, and market and other research with respect to the Company’s business.

Initially, Kaival Brands anticipates that QuikfillRx will assist with the marketing and promotion of certain electronic nicotine delivery systems and related components (the “Products”) of Bidi Vapor, LLC (“Bidi”). Kaival Brands is the exclusive worldwide distributor of the Products, which includes the BidiTM Stick, an innovative eco-friendly vape pen. Kaival Brands believes the collaboration with QuikfillRx brings together broad expertise in business and digital planning, product concepts, and technology creation and delivery, which will allow Kaival Brands, at least initially, to successfully promote the Products, including the BidiTM Stick. During the term of the Agreement, QuikfillRx will also assist with the marketing and sales management of other future brands or products of the Company, as the Company may request from time to time.

Further, in connection with the Company’s recent designation as the exclusive distributor of the Products, the Company is excited to announce that it received an order of BidiTM Sticks in the amount of $70,000 from a large national convenience chain, followed by a subsequent order in the amount of approximately $65,000. These orders are the direct result of the Company’s collaboration with QuikfillRx. The Company expects its orders to continue to grow. However, given the newness of the Company’s business operations and the ongoing COVID-19 pandemic, management is unsure how the COVID-19 pandemic will impact the Company, particularly, how this pandemic will affect future orders and, ultimately, the Company’s business, financial condition, and results of operations both in the short- and long-term.

Niraj Patel, the Company’s President, Chief Executive Officer and Chief Financial Officer, stated “We are thrilled to announce the hiring of QuikfillRx as we continue to launch our business operations through the growth of the Bidi brand and the availability of the Products as Bidi’s exclusive distributor. Further, we have started to receive orders for the BidiTM Stick. These initial orders signal to us that the marketplace is excited about the BidiTM Stick.”

The BidiTM Stick is a product that champions both health and environmental concerns. It advocates an eco-conscious way of approach with vaping pens through its “Bidi Cares: Save your Bidi. Save our Planet” recycling initiative. Mr. Patel, the Company’s President, Chief Executive Officer, and Chief Financial Officer, owns and controls Bidi; thus, Bidi and the Company are considered under common control and Bidi is considered a related-party.

About Kaival Brands Innovations Group, Inc.

Kaival Brands Innovations Group, Inc., is a company focused on growing and incubating innovative and profitable products into mature and dominant brands in their respective markets. Its vision is to develop internally, acquire, own, or exclusively distribute these innovative products and grow each into dominant market-share brands with superior quality and recognizable innovation. To learn more about Kaival Brands, please visit: https://kaivalbrands.com/.

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Forward-Looking Statements

This press release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will,” and similar words. All forward-looking statements speak only as of the date of this press release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This press release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, the duration and scope of the COVID-19 pandemic and impact on the demand for the products we distribute; the actions governments, businesses, and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps that we could take to reduce operating costs; our inability to generate and sustain profitable sales growth; circumstances or developments that may make us unable to implement or realize anticipated benefits, or that may increase the costs, of our current and planned business initiatives; and those factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Name: Eric Mosser

Phone Number: 1-(833)-4-KAIVAL

Email: investors@kaivalbrands.com